NEWS RELEASE
Exhibit 99.1
For Immediate Release
Astronics Corporation Announces Third Quarter 2022 Preliminary Revenue and Orders
•Preliminary third quarter revenue was $131 million, below expectations due to supply chain challenges and program reschedules
•Preliminary third quarter bookings were $184 million, driving another record backlog and demonstrating continued strong demand for the Company’s products
•Fourth quarter revenue is expected to be in the range of $140 million to
$150 million and preliminary 2023 revenue is expected to be $640 million to
$680 million
•Third quarter 2022 teleconference and webcast planned for Tuesday,
November 15 at 4:45 pm ET
EAST AURORA, NY, November 8, 2022 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, today announced preliminary revenue, orders and net loss, and provided an update on liquidity events.
Preliminary Revenue, Orders and Net Loss for Third Quarter 2022
Astronics’ preliminary revenue in the quarter was approximately $131 million, up 18% compared with the prior-year period and up 2% over the trailing second quarter. Preliminary revenue was below earlier expectations due to a combination of supply chain constraints and program reschedules by customers. Approximately $112 million of preliminary revenue was from the Aerospace segment and $19 million from the Test segment.
Preliminary bookings in the quarter were $184 million, up 20% compared with the prior-year period and up 24% over the trailing second quarter. Preliminary orders included a record $166 million in orders for the Company’s Aerospace segment and $18 million in orders related to the Test segment.
Backlog at the end of the quarter was an estimated $547 million including a record $464 million in backlog for the Aerospace segment.
The Company’s preliminary consolidated net loss for the quarter ended October 1, 2022 is estimated to be approximately $15 million, compared with a net loss of $7.2 million in the prior-year period. This is reflective of $4 million of legal and customer accommodation expense and increased labor and material costs for the quarter ended October 1, 2022, while the prior-year period benefited by $1.1 million from the Aviation Manufacturing Jobs Protection Program Grant.
Revenue Expectations for the Fourth Quarter and 2023
The Company expects fourth quarter revenue to be in the range of $140 million to $150 million, which, at the midpoint, implies full year 2022 revenue of approximately $521 million, a 17% increase over 2021.

Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Third Quarter 2022 Preliminary Revenue and Orders

November 8, 2022
Astronics expects 2023 revenue to grow substantially, reaching a range of $640 million to
$680 million driven by strong demand that resulted in cumulative bookings of $686 million over the last four quarters.
Refinancing of Credit Facility Continues to Advance
On October 21, 2022, the Company amended its credit facility and increased the maximum borrowing under the revolving credit line to $180 million. The maximum aggregate amount available for borrowing by the Company will decrease back to $170 million on November 21, 2022.
The amendment included a waiver of the maximum net leverage ratio and minimum liquidity covenants as of September 30, 2022.
The Company is in active discussions with lenders regarding refinancing its existing credit facility.
Third Quarter 2022 Teleconference and Webcast
The Company plans to release its third quarter 2022 financial results after the close of financial markets on Tuesday, November 15, 2022 and to host a conference call and webcast that same day at 4:45 p.m. ET to review its financial and operating results and discuss its corporate strategies and outlook.
Third Quarter 2022 Conference Call Details
Tuesday, November 15, 2022
4:45 p.m. Eastern Time
Phone: +1 (201) 493-6784
Webcast: www.astronics.com
A telephonic replay will be available from 7:45 p.m. ET on the day of the call through Tuesday, November 22, 2022. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13734416. The webcast replay can be accessed via the investor relations section at www.astronics.com, where a transcript will also be posted once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions, and includes all statements regarding revenue expectations for the fourth quarter of 2022, full year 2022 and full year 2023 and the timing for the release of the Company’s third quarter 2022 financial results and associated conference call. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may

Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Third Quarter 2022 Preliminary Revenue and Orders

November 8, 2022
be stated here include the Company’s ability to complete a refinancing of its existing credit facility or additional amendment of its existing credit facility, the impact of a global pandemic and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Company Contact:	Investor Contact:
David C. Burney	Kei Advisors LLC
Executive Vice President and CFO	Deborah K. Pawlowski
invest@astronics.com	Investor Relations
+1.716.805.1599	dpawlowski@keiadvisors.com
+1.716.843.3908
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Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052